Exhibit h(28)


AGREEMENT made this 1st day of March 2002, by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust"), and Toews Corporation (the "Adviser")(together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for each of the following funds:

FUND(S)                                         TOTAL OPERATING EXPENSES
-------                                         ------------------------
Nasdaq(R)100 Hedged Index Fund
         Advisor Class Shares                              2.50%
         Investor Class Shares                             1.50%
S&P(R)-500 Hedged Index Fund
         Advisor Class Shares                              2.50%
         Investor Class Shares                             1.50%

This Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing and signed by the Parties.

The Trust acknowledges that the Adviser may engage in brokerage transactions using Fund assets with brokers who agree to pay a portion of the Fund's expenses, and that the Adviser's guarantee of Fund expense ratios takes into account these expense-limiting arrangements. This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

The Advisors' Inner Circle Fund              Toews Corporation

By: /S/  WILLIAM ZITELLI                     By:/S/ PHILLIP R. TOEWS
    -------------------------------          ---------------------------
    WILLIAM ZITELLI                          PHILLIP R. TOEWS, PRESIDENT